UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2010

Motorola, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road
Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On July 16, 2010, Motorola, Inc., a Delaware corporation (the “Company”), entered into a Master Acquisition Agreement (the “Acquisition Agreement”) with Nokia Siemens Networks B.V., a Dutch company (the “Purchaser”).  Pursuant to the terms of the Acquisition Agreement, the Company has agreed to sell to the Purchaser certain assets and liabilities of the Company’s business of designing, developing, manufacturing, purchasing, selling, integrating, installing and servicing end-to-end cellular networks for public network operators (the “Business”).

The assets of the Company and certain of its affiliates (collectively, the “Seller Group”) to be sold to the Purchaser and certain of its affiliates (collectively, the “Purchaser Group”) under the Acquisition Agreement include real and personal property, contract rights, inventory, certain intellectual property, certain accounts receivable and certain other assets that are used in or relate to the Business, all as further specified in the Acquisition Agreement.  As consideration for the purchase of the assets, the Purchaser has agreed to pay $1.2 billion in cash to the Company on the closing date of the transaction.  Certain assets of the Seller Group used in or relating to the Business will be excluded from the transaction and retained by the Seller Group, including $150 million of accounts receivable, cash, certain customer financing notes, the Company’s iDEN infrastructure business, substantially all the patents related to the Company’s wireless network infrastructure business, and other assets as specified in the Acquisition Agreement.

The Purchaser has also agreed to assume liabilities specified in the Acquisition Agreement. The liabilities of the Seller Group to be assumed include accounts payable, contract liabilities, warranty claims, employee-related liabilities and other liabilities of the Seller Group that relate to the acquired assets or the Business and are specified in the Acquisition Agreement.  Certain liabilities of the Seller Group will be retained by the Seller Group as specified in the Acquisition Agreement.  The transaction is subject to a post-closing adjustment based on the amount of Net Assets (as defined in the Acquisition Agreement) on the closing date in accordance with the terms of the Acquisition Agreement.

The Acquisition Agreement contains customary representations and warranties, covenants and indemnification obligations of the parties thereto as set forth therein.  In addition, the Company agrees that it will not, and will not cause or permit its affiliates to, compete with the Business (subject to certain exceptions) for a period of two years after the closing date, under the terms specified in the Acquisition Agreement.

The consummation of the transaction is subject to customary closing conditions, and the Acquisition Agreement contains certain termination rights, including the right of either party to terminate the Acquisition Agreement if the closing has not occurred on or before April 30, 2011.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Acquisition Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein in its entirety by reference.

Item 7.01.              Regulation FD Disclosure

On July 19, 2010, the Company and the Purchaser jointly issued a press release announcing their entry into the Acquisition Agreement referred to in Item 1.01 above.  A copy of the press release is attached hereto as Exhibit 99.1.

The information under Item 7.01 in this Form 8-K is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under Item 7.01 in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

2.1	Master Acquisition Agreement dated as of July 16, 2010, by and between Motorola, Inc. and Nokia Siemens Networks B.V.*

99.1	Joint Press Release of Nokia Siemens Networks B.V. and Motorola, Inc. dated July 19, 2010.

*Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA, INC.

	By:	/s/ Edward Fitzpatrick
		Name:	Edward Fitzpatrick
		Title:	Senior Vice President, Finance and Chief Financial Officer

Dated: July 19, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Master Acquisition Agreement dated as of July 16, 2010, by and between Motorola, Inc. and Nokia Siemens Networks B.V.*

99.1	Joint Press Release of Nokia Siemens Networks B.V. and Motorola, Inc. dated July 19, 2010.

*Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.